Exhibit 99.1

COMMUNITY HEALTH SYSTEMS, INC. LAUNCHES CREDIT FACILITY

FINANCING FOR THE ACQUISITION OF HMA

FRANKLIN, Tenn. (January 7, 2014) – Community Health Systems, Inc. (the “Company”) (NYSE:CYH) today announced that it and its wholly-owned subsidiary CHS/Community Health Systems, Inc. are launching a credit facility financing in connection with the previously announced acquisition of Health Management Associates Inc. (“HMA”) (NYSE:HMA). The new credit facility financing includes a new Revolving Credit Facility of $1.0 billion which will replace the Company’s existing revolving credit facility and mature in 2019, a new Term Loan A Facility of $1.0 billion which will replace the Company’s existing Term Loan A Facility and mature in 2019, an extension of the maturity of certain existing extended term loans maturing in 2017 to 2021 and a new $2.26 billion Term Loan D Facility that will mature in 2021. Proceeds from a portion of the new Term Loan A Facility and the Term Loan D Facility are expected to be applied to finance the acquisition of HMA and refinance existing indebtedness.

In addition, the Company is seeking the consent of lenders to amend its existing senior secured credit agreement to add flexibility commensurate with the post-acquisition structure of the Company. The committed financing for the acquisition of HMA previously announced is not conditioned on obtaining the amendment.

About Community Health Systems, Inc.

Located in the Nashville, Tennessee, suburb of Franklin, Community Health Systems, Inc. is one of the largest publicly-traded hospital companies in the United States and a leading operator of general acute care hospitals in non-urban and mid-size markets throughout the country. Through its subsidiaries, the Company currently owns, leases or operates 135 hospitals in 29 states with an aggregate of approximately 20,000 licensed beds. Its hospitals offer a broad range of inpatient and surgical services, outpatient treatment and skilled nursing care. In addition, through its subsidiary, Quorum Health Resources, LLC, the Company provides management and consulting services to non-affiliated general acute care hospitals located throughout the United States. Shares in Community Health Systems, Inc. are traded on the New York Stock Exchange under the symbol “CYH.”

Forward-Looking Statements

Statements contained in this press release regarding credit agreement amendments, their impact on the Company and other events are forward-looking statements that involve risk and uncertainties. Actual future events or results may differ materially from these statements. Readers are referred to the documents filed by Community Health Systems, Inc. with the Securities and Exchange Commission, including the Company’s annual report on Form 10-K, Current Reports on Form 8-K and Quarterly Reports on Form 10-Q. These filings identify important risk factors and other uncertainties that could cause actual results to differ from those contained in the forward-looking statements. The Company undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Contact:	W. Larry Cash Executive Vice President and Chief Financial Officer
(615) 465-7000

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